Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ANNOUNCES EXIT OF JUVENTAS INVESTMENT TO STRENGTHEN BALANCE SHEET

ROCKVILLE, MD. and BEIJING, China (September 23, 2022) CASI Pharmaceuticals, Inc. (NASDAQ: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products (“CASI”), today announced that CASI Biopharmaceuticals (Wuxi) Co., Ltd, a subsidiary of CASI Pharmaceuticals, Inc. (“CASI Wuxi”), entered into an Equity Transfer Agreement with Shenzhen Jiadao Gongcheng Equity Investment Fund, LLP (“Jiadao Gongcheng”), pursuant to which CASI Wuxi agreed to transfer its equity interest in Juventas Biotechnology (Tianjin) Co., Ltd. (“Juventas”) amounting to 12.0098% total Juventas equity to Jiadao Gongcheng for RMB 240.87 million (equivalent to USD 34.03 million). The Equity Transfer Agreement states there will be two even payment installments from Jiadao Gongcheng: one payment to be made after the Equity Transfer Agreement is signed and the second payment to be made after the completion of the equity transaction.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented, "We are confident in CNCT-19, and we expect Juventas to submit for NDA to the NMPA in 2022 for the B-ALL indication. CASI and Juventas will continue to maintain a working partnership, focusing on product launch and co-marketing for CNCT-19."

Dr. He continued, "The completion of the equity transfer transaction will strengthen CASI's balance sheet by providing CASI with sufficient cash to operate until, at least, the end of 2023. This transaction will allow CASI to advance the development of our other pipeline projects while augmenting the efforts of our sales and marketing team."

About CNCT-19

CNCT19 targets CD19, a B-cell surface protein widely expressed during all phases of B-cell development and a validated target for B-cell driven hematological malignancies. CD19- targeted CAR constructs from several different institutions have demonstrated consistently high antitumor efficacy in children and adults with relapsed B-cell acute lymphoblastic leukemia (B-ALL), chronic lymphocytic leukemia (CLL), and B-cell non-Hodgkin lymphoma (B-NHL). CD19 antigen is the most frequently used target in the CAR-T cell therapy clinical trials for hematological malignancies such as leukemia and lymphoma. Juventas is responsible for the development of CNCT19. CASI and Juventas will co-commercialize CNCT19 under the direction of the program’s joint steering committee.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing, and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the Greater China market, leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., located in Beijing, China. The Company has built a commercial team of more than 100 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

About Juventas

Juventas is a biopharmaceutical company headquartered in China dedicated to the development and commercialization of cell therapies globally. Utilizing innovative and integrated technology platforms, the company has developed a diverse pipeline of cellular immunotherapies for treatment of hematological malignancies, solid tumors, and other non-oncological conditions both in China and globally. At present, the company is conducting two pivotal clinical trials of CNCT19 for treating adult r/r-B-ALL and r/r-B-NHL in China. CNCT19 has the potential to become the first launched domestically developed CD19 CAR-T therapy in China and the first CAR-T product for the treatment of adult R/R B-ALL in China.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

For further information, please contact:

CASI Pharmaceuticals, Inc.

Rui Zhang

Phone: 240.864.2643

Email: ir@casipharmaceuticals.com

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